Exhibit 99.1

SAKS INCORPORATED ANNOUNCES JUNE COMPARABLE

STORE SALES

Contact: Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE	www.saksincorporated.com

New York, New York (July 9, 2009)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that owned sales totaled $230.2 million for the five weeks ended July 4, 2009 compared to $239.3 million for the five weeks ended July 5, 2008, a 3.8% decrease. Comparable store sales decreased 4.4% for the month.

On a quarter-to-date basis, for the two months ended July 4, 2009, owned sales totaled $396.2 million compared to $463.2 million for the two months ended July 5, 2008, a 14.5% decrease. Comparable store sales decreased 15.2% for the two-month period.

On a year-to-date basis, for the five months ended July 4, 2009, owned sales totaled $1,011.3 million compared to $1,305.7 million for the five months ended July 5, 2008, a 22.5% decrease. Comparable store sales decreased 23.2% for the five-month period.

June sales performance was positively affected by the shift of a designer sale event into June this year from May last year. Management continues to estimate that comparable store sales will decline in the mid-teen range for the second fiscal quarter.

The Saks Fifth Avenue stores experienced continued weakness across all merchandise categories during the month. Saks Direct showed relative strength in June.

Prior year numbers have been adjusted to remove the sales of the Company’s discontinued Club Libby Lu operations.

Saks Incorporated operates 53 Saks Fifth Avenue stores, 54 Saks OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

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The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2009, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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